Exhibit 99.1

Contact: Randall Weisenburger 212-415-3393

FOR IMMEDIATE RELEASE

NEW YORK, APRIL 29, 2003 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the first quarter of 2003 increased marginally to $128.6 million compared with the first quarter of 2002 and diluted earnings per share for the first quarter of 2003 increased to $0.69 per share from $0.68 per share in the first quarter of 2002.

Worldwide revenue increased 12% to $1,937.2 million from $1,732.4 million in the first quarter of 2002. Domestic revenue for the first quarter of 2003 increased 8% to $1,099.6 million compared to $1,022.1 million in 2002. International revenue increased 18% to $837.6 million compared to $710.3 million last year.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com), is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited) (In Thousands of Dollars, Except Per Share Data)

Three Months Ended March 31	2003	2002

Revenue	$ 1,937,245	$ 1,732,426

Operating and net interest expense	1,722,159	1,514,890

Income before income taxes	215,086	217,536

Income taxes	75,211	79,858

Income after income taxes	139,875	137,678

Equity in affiliates / Minority interests	(11,291)	(9,112)

Net income	$ 128,584	$ 128,566

Earnings per share

Basic	$ 0.69	$ 0.69
Diluted	$ 0.69	$ 0.68

Weighted average shares (in thousands)

Basic	186,556	186,671
Diluted (a)	187,329	189,490

Dividend declared per share	$ 0.20	$ 0.20

(a)	Diluted earnings per share for 2003 and 2002 was calculated using an assumed increase in net income of $240,000 and $271,000 respectively, related to the after-tax compensation expense from dividends on restricted shares.